Exhibit 10.1
207 N Goode Ave Ste 500
Glendale, California 92103
Phone 626 304-2000
Fax 626 792-7312

August 26, 2020

Deena Baker-Nel
[Address]
[Address]

Dear Deena:

I am very pleased to offer you the position of Chief HR Officer reporting directly to me. This is an Executive - Level 3 position and will be effective September 1, 2020.

Specific details of our job offer are as follows:

Base Salary: Your annualized rate of pay will continue to be $400,000 paid semi-monthly. Your next salary review will be April 1, 2021. Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus: You will continue to be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 50% of base salary opportunity level effective April 1, 2020, subject to applicable withholdings. The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI): Under the Company’s executive incentive compensation program you will be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 120% of your base salary. As a Level 3 Executive, you will be required to comply with the Company’s Stock Ownership Guidelines at a 2X salary multiple. This long-term incentive award can be delivered to you in equity and/or cash. The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

In this role, you will be considered a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Law Department.

All other terms and conditions will remain the same.

Congratulations on your new role. If you have any questions, please let me know.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Exhibit 10.1

Sincerely,

/s/ Mitch Butier

Mitch Butier
President & CEO

cc: LeeAnn Prussak

Accepted by: Deena Baker-Nel

Date: August 28, 2020